Filed Pursuant to Rule 424(b)(3)

Registration No. 333-143299

PROSPECTUS SUPPLEMENT NO. 1,

DATED SEPTEMBER 21, 2009

(To Prospectus dated December 28, 2007)

INUVO, INC.

15550 Lightwave Drive

Third Floor

Clearwater, FL  33760

10,498,795 Shares of Common Stock

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This prospectus supplement supplements the prospectus of Inuvo, Inc., formerly known as Think Partnership Inc., dated December 28, 2007 (the "Prospectus"), and should be read in conjunction with the Prospectus.  This prospectus supplement describes a temporary reduction of the exercise price of the warrants as described hereafter. This prospectus supplement must be delivered with the Prospectus.

TEMPORARY REDUCTION OF EXERCISE PRICE

ON WARRANTS ISSUED IN UPON CONVERSION

OF SERIES A CONVERTIBLE PREFERRED STOCK

In connection with the conversion of Series A convertible preferred stock in December 2006 we issued the converting preferred stockholders common stock purchase warrants to purchase 2,000,005 shares of common stock initially exercisable at $3.05 per share and expiring on December 12, 2011 which such exercise price has subsequently been reset to $2.55 per share pursuant to the warrant terms (the “$2.55 warrants”) and common stock purchase warrants to purchase 1,000,002 shares of our common stock initially exercisable at $4.00 per share and expiring on December 12, 2011 which such exercise price has subsequently been reset to $3.50 per share pursuant to the warrant terms (the “$3.50 warrants”). The shares of our common shares underlying the $2.55 warrants and the $3.50 warrants are included in the registration statement of which the Prospectus is a part.

Commencing at 8:00 AM EST on September 21, 2009 through and until 5:00 PM EST on September 29, 2009 (the "Reduction Offer Window"), the exercise price of the both the $2.55 warrants and the $3.50 warrants will be temporarily reduced from their current exercise prices to an exercise price of $0.027 per share. We may extend the Reduction Offer Window in our sole discretion.  The warrants exercised during the Reduction Offer Window may only be exercised for cash and not on a cashless basis. At the conclusion of the Reduction Offer Window, the exercise price of the $2.55 warrants will return to $2.55 per share during the remaining term of the warrant and the exercise price of the $3.50 warrants will return to $3.50 per share during the remaining term of the warrant, each pursuant to the anti-dilution provisions of the warrants.

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The date of this Prospectus Supplement is September 21, 2009.